Exhibit 8.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM	TELECOPIER NUMBER (202) 337-5502 PHONE NUMBER (202) 295-4500

October 18, 2021

BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Ladies and Gentlemen:

Re:	Agreement and Plan of Merger by and between BayCom Corp and Pacific Enterprise Bancorp dated September 7, 2021

We have acted as special tax counsel for BayCom Corp, a California corporation (“BayCom”), in connection with the preparation and filing on October 18, 2021, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 (as such may thereafter be amended or supplemented) (the “Registration Statement”). The Registration Statement relates to a plan of reorganization involving the merger of Pacific Enterprise Bancorp, a California corporation (“PEB”), with and into BayCom, with BayCom being the surviving corporation (the “Merger”) and the resulting exchange by PEB shareholders of shares of PEB Common Stock for shares of BayCom Common Stock pursuant to the terms of the Agreement and Plan of Merger by and between BayCom and PEB dated as of September 7, 2021 (the “Merger Agreement”), as further set forth in the joint proxy statement/prospectus contained in the Registration Statement (the “Prospectus”). Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as an exhibit to the Registration Statement.

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Registration Statement; and

3.	The Prospectus.

In addition, in rendering the opinions expressed in this letter, with your consent, we have assumed and relied upon, without independent investigation, the accuracy and completeness of the representations and warranties contained in the Merger Agreement as well as the representations contained in the BayCom Officer’s Certificate dated October 18, 2021 and the PEB Officer’s Certificate dated October 18, 2021 (together, the “Officers’ Certificates”).

BayCom Corp
October 18, 2021

In rendering our opinion, we have assumed with your permission and without independent verification or inquiry that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement and the Prospectus are and will remain at all times true, accurate and complete, (v) each of the representations in the Officers’ Certificates is true, accurate and complete as of the date thereof and will at all times remain true, accurate and complete, and (vi) any representation, warranty or statement made in any of the foregoing documents “to the knowledge” (or similar type qualification) of any person or party is correct without such qualification.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.

Based upon and in reliance on the assumptions and representations contained or referenced herein, as well as those contained in the Merger Agreement or in the Registration Statement, and subject to the limitations and qualifications set forth herein, in the Merger Agreement or in the Registration Statement, (i) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that BayCom and PEB will each be a party to the reorganization within the meaning of Code Section 368(b); and (ii) we confirm that the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” to the extent it constitutes legal conclusions with respect to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders (as such term is defined in the Registration Statement) of PEB Common Stock. We express no opinion as to whether the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to U.S. holders of PEB Common Stock.

The foregoing opinion is based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the IRS, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Officers’ Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the IRS with respect to the federal income tax consequences of the Merger, and this letter is not binding on the IRS or any court.

BayCom Corp
October 18, 2021

This opinion is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that might occur hereafter or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We acknowledge that we are referred to in the Prospectus under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K promulgated under the Securities Act, and we express no opinion as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Silver, Freedman, Taff & Tiernan LLP